Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

— Declares Quarterly Dividend and Increases Share Repurchase Program by $500 Million —

Third Quarter Highlights

•	Worldwide net sales up 9 percent;

•	Domestic gross sales up 6 percent and international gross sales up 13 percent;

•	Worldwide gross sales for core brands: Barbie® up 17 percent; Hot Wheels® up 6 percent; Core Fisher-Price® up 5 percent and American Girl® brands up 4 percent;

•	Gross margin decreased 330 basis points of net sales; SG&A decreased 370 basis points of net sales;

•	Operating income of $397.6 million compared to operating income of $358.6 million in the third quarter of 2010; and

•	Earnings per share of $0.86 vs. prior year earnings per share of $0.77 (which included a tax benefit of $0.05).

Capital Deployment

•	Board declares fourth quarter cash dividend of $0.23 per share, reflecting an annualized dividend of $0.92 per share, which represents an 11 percent increase to last year’s annual dividend;

•	The company repurchased 6.6 million shares of its common stock at a cost of approximately $173 million; and

•	Board authorizes the company to increase its previously announced share repurchase program by $500 million.

EL SEGUNDO, Calif., October 14, 2011 – Mattel, Inc. (NASDAQ: MAT) today reported 2011 third quarter financial results. For the quarter, the company reported net income of $300.8 million, or $0.86 per share, compared to last year’s third quarter net income of $283.3 million, or $0.77 per share.

“We continue to be pleased with our performance across our portfolio of brands in all of the regions of the world. Not only have we continued to benefit from the strength of our core brands, but this year’s big entertainment property, CARS 2®, is also fueling momentum,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “As we enter into the all-important holiday season, we remain keenly focused on execution and delivering growth in our core brands, working to expand and leverage our international footprint, optimizing our entertainment portfolio, and building our newest franchise, Monster High.”

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Mattel Reports Third Quarter 2011 Results/Page 2 2 2

Financial Overview

For the quarter, net sales were $2.0 billion, up 9 percent compared to $1.83 billion last year, including favorable changes in currency exchange rates of 2 percentage points. On a regional basis, third quarter gross sales increased 6 percent in the U.S. and increased 13 percent in international markets, including favorable changes in currency exchange rates of 5 percentage points. Operating income for the quarter was $397.6 million, compared to prior year’s operating income for the quarter of $358.6 million.

The company’s debt-to-total-capital ratio was 33.0 percent. Consistent with the seasonality of the business, net cash flows used for operating activities were approximately $322 million in the first nine months of 2011, a decrease of $106 million, compared with a use of approximately $428 million in the same period in 2010.

Cash flows used for financing and other activities were $586 million in the first nine months of 2011, compared to cash flows from financing and other activities of approximately $361 million in the same period in 2010, primarily reflecting increased debt repayments consistent with scheduled maturities, dividend payments and increased share repurchases in 2011, as well as the issuance of $500 million of senior unsecured notes in the third quarter of 2010.

During the third quarter of 2011, the company repurchased approximately 6.6 million shares of its common stock at a cost of approximately $173 million.

Sales by Business Unit

Mattel Girls and Boys Brands

For the third quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.34 billion, up 15 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 17 percent. Worldwide gross sales for Other Girls Brands were up 32 percent, driven by the Monster High® and Disney Princess™ doll lines. Worldwide gross sales for the Wheels business, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were up 2 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 14 percent for the quarter, primarily driven by growth in the CARS 2® property.

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Mattel Reports Third Quarter 2011 Results/Page 3 3 3

Fisher-Price Brands

Third quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $748.9 million, up 1 percent versus the prior year, primarily driven by sales of Infant products.

American Girl Brands

Third quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products directly to consumers, were $87.6 million, up 4 percent versus last year, primarily reflecting sales of products related to Kanani™, the 2011 Girl of the Year®.

Quarterly Dividend

Additionally, the company announced today that its Board of Directors declared a fourth quarter cash dividend of $0.23 per share on the Company’s common stock. The dividend will be payable on December 16, 2011 to stockholders of record on November 30, 2011. The dividend is the fourth of four quarterly dividends the Company will pay this year, reflecting an annualized dividend of $0.92 per share, which represents an increase of $0.09 per share, or 11 percent, versus last year’s annual dividend of $0.83 per share.

Increase in Share Repurchase Program

The Mattel Board of Directors authorized the company to increase its previously announced share repurchase program by $500 million. Repurchases will take place from time to time, depending on market conditions.

The share repurchase program is one component of the company’s capital and investment framework which was announced in February 2003. Under the program, Mattel has repurchased approximately 144.7 million shares of its common stock for an aggregate of approximately $3.0 billion.

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Mattel Reports Third Quarter 2011 Results/Page 4 4 4

Live Webcast

Mattel will webcast its 2011 third quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site: http://corporate.mattel.com/. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for the next 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time on October 14 until Tuesday, October 18 at midnight Eastern time and may be accessed by dialing + 1 (404) 537-3406. The passcode is 99034862.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc. (NASDAQ:MAT - News) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2011, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fourth year in a row, and was also ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 31,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: www.facebook.com/mattel

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Note: This press release contains forward-looking statements relating to the Company’s expected 2011 financial performance. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2011, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
(In millions, except per share and	2011		2010		Yr / Yr	2011		2010		Yr / Yr
percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales	% Change	$ Amt	% Net Sales	$ Amt	% Net Sales	% Change
Net Sales	$1,998.8		$1,833.1		9%	$4,112.3		$3,731.6		10%
Cost of sales	1,042.7	52.2%	895.6	48.9%	16%	2,126.8	51.7%	1,872.6	50.2%	14%

Gross Profit	956.1	47.8%	937.5	51.1%	2%	1,985.5	48.3%	1,859.0	49.8%	7%
Advertising and promotion expenses	219.9	11.0%	201.6	11.0%	9%	437.9	10.6%	397.7	10.7%	10%
Other selling and administrative expenses	338.6	16.9%	377.3	20.6%	-10%	1,004.0	24.4%	988.0	26.5%	2%

Operating Income	397.6	19.9%	358.6	19.6%	11%	543.6	13.2%	473.3	12.7%	15%
Interest expense	15.4	0.8%	13.8	0.8%	11%	51.8	1.3%	40.9	1.1%	27%
Interest (income)	(1.1)	-0.1%	(1.8)	-0.1%	-42%	(6.7)	-0.2%	(7.1)	-0.2%	-6%
Other non-operating (income), net	(2.4)		—			(3.3)		(2.5)

Income Before Income Taxes	385.7	19.3%	346.6	18.9%	11%	501.8	12.2%	442.0	11.8%	14%
Provision for income taxes	84.9		63.3			103.9		82.3

Net Income	$300.8	15.0%	$283.3	15.5%	6%	$397.9	9.7%	$359.7	9.6%	11%

EPS—Basic	$0.87		$0.78			$1.14		$0.98

Average Number of Common Shares	343.2		360.6			346.4		362.2

EPS—Diluted	$0.86		$0.77			$1.12		$0.97

Average Number of Common and Potential Common Shares	346.8		363.5			350.0		365.4

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except percentage information)	2011		2010		2011		2010
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,343.1		$1,169.1		$2,795.1		$2,395.4
% Change		15%		8%		17%		13%
Pos./(Neg.) Impact of Currency (in % pts)		4		-4		4		-2

Fisher-Price Brands	748.9		743.4		1,458.8		1,444.7
% Change		1%		-5%		1%		0%
Pos./(Neg.) Impact of Currency (in % pts)		1		-2		2		-2

American Girl Brands	87.6		84.4		227.0		213.5
% Change		4%		2%		6%		2%
Other	3.6		—		7.6		5.6

Gross Sales	$2,183.2		$1,996.9		$4,488.5		$4,059.2

% Change		9%		2%		11%		7%
Pos./(Neg.) Impact of Currency (in % pts)		2		-3		3		-2

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$2,183.2		$1,996.9		$4,488.5		$4,059.2
Sales Adjustments	(184.4)		(163.8)		(376.2)		(327.6)

Net Sales	$1,998.8		$1,833.1		$4,112.3		$3,731.6

% Change		9%		2%		10%		7%
Pos./(Neg.) Impact of Currency (in % pts)		2		-3		3		-1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At Dec. 31,
(In millions)	2011	2010	2010
	(Unaudited)
Assets
Cash and equivalents	$254.5	$960.5	$1,281.1
Accounts receivable, net	1,650.6	1,550.0	1,146.1
Inventories	764.0	741.4	463.8
Prepaid expenses and other current assets	303.7	313.8	335.6

Total current assets	2,972.8	3,565.7	3,226.6
Property, plant and equipment, net	515.3	478.1	484.7
Other noncurrent assets	1,713.4	1,715.0	1,706.4

Total Assets	$5,201.5	$5,758.8	$5,417.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$236.8	$5.5	$—
Current portion of long-term debt	60.0	250.0	250.0
Accounts payable and accrued liabilities	1,055.9	1,138.1	1,048.5
Income taxes payable	45.7	52.2	51.8

Total current liabilities	1,398.4	1,445.8	1,350.3
Long-term debt	900.0	960.0	950.0
Other noncurrent liabilities	472.6	495.9	488.8
Stockholders’ equity	2,430.5	2,857.1	2,628.6

Total Liabilities and Stockholders’ Equity	$5,201.5	$5,758.8	$5,417.7

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2011	2010

Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	74	76
Total Debt Outstanding	$1,196.8	$1,215.5
Total Debt-to-Total-Capital Ratio	33.0%	29.8%

	Nine Months Ended September 30,
(In millions)	2011 (a)	2010

Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(322)	$(428)
Cash Flows (Used For) Investing Activities	(119)	(89)
Cash Flows (Used For) Provided By Financing Activities and Other	(586)	361

Decrease in Cash and Equivalents	$(1,027)	$(156)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.